EXHIBIT 99.1

Unless the context requires otherwise, all references in this Current Report on Form 8-K to “the Company,” “Accelerate,” “we,” “us,” “our” or similar references mean Accelerate Diagnostics, Inc. together with its consolidated subsidiaries.

COMPANY OVERVIEW

Our company

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions that improve patient outcomes and lower healthcare costs through the rapid diagnosis of serious infections. Microbiology laboratories are in need of new tools to address what the U.S. Centers for Disease Control and Prevention calls one of the most serious healthcare threats of our time, antibiotic resistance. A significant contributing factor to the rise of resistance is the overuse and misuse of antibiotics, which is exacerbated by a lack of timely diagnostic results. The delay of these results is often due to the reliance by microbiology laboratories on traditional culture-based tests that often take two to three days to complete. Our technology platform is built to address these challenges by delivering significantly faster and accurate testing of infectious pathogens in various patient sample types.

Since 2004, we have focused our efforts on the development of an innovative rapid diagnostic platform, the Accelerate ID/AST System™, which we refer to as the ID/AST System or Accelerate ID/AST System, intended for the rapid diagnosis of infectious pathogens. Our goal is to reduce the failure rate of initial antibiotic drug therapy by shortening lab turnaround time to hours rather than the two to three days now required to deliver identification and susceptibility results. In our recent multicenter pilot study, the ID/AST System produced an identification result in approximately 75 minutes after presenting the patient sample to the system, with antibiotic susceptibility testing available about five hours later. Based on preclinical work, we believe antibiotic susceptibility testing results for the clinical product will be available between approximately three and five hours after the presentation of the identification result, depending on the type of bacteria being tested. Blood culture is a routine laboratory process which determines negative from positive samples through incubation, which we estimate takes on average approximately 12 hours to complete.

The ID/AST System utilizes genotypic technology to identify, or ID, infectious pathogens and phenotypic technology to conduct antibiotic susceptibility testing, or AST, which determines whether live bacterial cells are resistant or susceptible to a particular antibiotic. The ID/AST blood culture assay kit, which we refer to as the Blood Culture Assay Kit, is being investigated for its ability to provide ID and AST results for patients suspected of bacteremia or fungemia, both life-threatening conditions with high morbidity and mortality risk. The Blood Culture Assay Kit consists of a highly multiplexed panel of more than 150 individual assays which have the potential to support clinicians in prescribing optimal antibiotic therapy for patients in this critical condition. The final number of assays included in the Blood Culture Assay Kit will depend on the results of our upcoming trial to support marketing authorization from the U.S. Food and Drug Administration (“FDA”) and FDA review of each individual assay for marketing authorization. This panel is designed to cover over 80% of the routine and significant pathogens causing blood stream infections and over 90% of the antibiotics useful in treating those pathogens. On June 30, 2015, we declared our conformity to the European In Vitro Diagnostic Directive 98/79 EC and applied a CE Mark to the Accelerate ID/AST System and the Blood Culture Assay Kit for in vitro diagnostic use.

We anticipate commercializing the Accelerate ID/AST System in the United States, subject to the successful completion of the U.S. registration trial and submission to and grant by the FDA of a de novo classification request for the ID/AST System, which could occur as early as the third quarter of 2016. See “Recent developments” below for a description of the results from our recent multicenter pilot study and more information regarding our upcoming trial to support marketing authorization from the FDA.

Clinical need

Antibiotic resistance has a significant healthcare impact, costing the U.S. healthcare system an estimated $55 billion per year. This estimate includes $20 billion in direct costs and $35 billion in indirect costs, such as lost productivity and sick days. Increasing infection rates and misuse of antibiotics results in serious treatment complications. Recent studies have shown that the number of hospital-acquired infections in the United States ranges from 214,700 to 1,411,000 per year, contributing to an estimated 75,000 deaths per year. Moreover, inappropriate antibiotic use is widespread. Of the 33 million patients admitted to U.S. hospitals each year, 56% (19 million) are put on empiric antibiotic therapy, of which more than half (9 million) are on inappropriate or unnecessary antibiotics.

Rapid AST is designed to address these challenges. According to a recent company survey of 43 critical care physicians, 95% stated that AST is the most valuable lab test when selecting optimal antibiotic therapy. Studies have shown that even a modest decrease in the time it takes to deliver an AST result correlates to reduced length and cost of hospital stay per patient. One such study showed that a five hour reduction in the time to receive an AST result delivered a two-day reduction in length of stay and a reduction in patient treatment costs of $1,750 per patient. Based on our conversations with potential customers and review of internal time studies, we estimate that the Blood Culture Assay Kit will reduce the time to receive an AST result from the time a sample is taken from a patient by a total of 29 hours on average for the Blood Culture Assay Kit and 52 hours on average for the respiratory kit, which is currently in the initial stages of development. Based on our analysis, we estimate that the ID/AST System is capable of delivering results in approximately 19 hours from the time a blood sample is taken from a patient, while current solutions take a total of approximately 48 hours to deliver results. For respiratory samples, we estimate that the ID/AST System is capable of delivering results in approximately 8 hours from the time a sample is taken from a patient, while current solutions take a total of approximately 60 hours to deliver results.

Market opportunity

Recent reports have indicated estimated growth in the hospital-acquired disease testing market, a subset of the microbiology market in which we operate, at a combined average growth rate of 19.3% over seven years, from $2.2 billion in 2012 to an estimated $7.5 billion by 2019. We believe this growth is driven by the entrance of new technologies coupled with higher volumes due to enhanced screening, immune-compromised patients and increasing challenges with multidrug-resistant organisms.

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Initially, we plan on marketing our system across three regions: North America, Europe and various countries in the Asia Pacific region. In these geographies, we estimate there are over 14 million high-acuity tests completed annually across various sample types including blood, respiratory, skin and soft tissue, and urine. We estimate there are 5 million high-acuity tests annually for blood culture samples globally, including over 4 million in North America, Europe and various countries in the Asia Pacific region. Based on this estimated test volume, and an estimated current market price per test of approximately $180, we estimate the total available market of automated microbiological testing to be approximately $2.5 billion annually in North America, Europe and various countries in the Asia Pacific region, of which approximately $725 million is attributed to high-acuity tests for blood culture samples.

In addition, based on information compiled from various competitor annual reports and other publicly available information, as well as our own estimates, we believe there are nearly 20,000 global instrument placements possible, consisting of approximately 10,000 bioMerieux Vitek 2 installations, 6,000 Danaher Microscan installations and 4,000 instruments from other companies. Based on this estimated total instrument placement volume, and an estimated average price of an instrument sold for use in the microbiology lab today of approximately $100,000, we estimate the total available global instrument market for the ID/AST System to be approximately $2.0 billion.

Certain recent government initiatives are complementary to the ID/AST System. Centers for Medicare and Medicaid Services (“CMS”) programs to decrease hospital-acquired infections directly impact hospital budgets via reimbursement cuts, incentivizing providers to enhance infection-management protocols. These programs include the Medicare Hospital-Acquired Condition Reduction Program and the Hospital Readmissions Reduction Program. Similarly, on March 27, 2015, the White House released the National Action Plan for Combating Antibiotic-Resistant Bacteria, which directly and indirectly promotes rapid susceptibility testing. The plan identifies several milestones to accomplish this goal, such as calling on the National Institutes of Health to fund new projects and provide prizes aimed at the development of rapid diagnostic tests that characterize antibiotic susceptibility and improve antibiotic stewardship; mandated implementation of antibiotic stewardship programs by all hospitals participating in Medicare and Medicaid, to go into effect within three years; and FDA and CMS’s evaluation of new regulatory pathways to promote development and adoption of innovative infectious disease diagnostics.

Our commercial strategy is to focus initially on high volume and influential accounts in key geographies with a direct sales force in North America and in select European countries. Early marketing efforts include the planned initiation of 12 market study sites across the United States and European Union. In support of these efforts, we anticipate establishing an initial sales force of eight to 12 employees based in the European Union and 17 to 23 employees based in the United States. We may also use third-party distribution partners for certain geographic areas outside of the United States.

Research and development

We plan to introduce additional test kits for use on the Accelerate ID/AST System to enable its use with other sample types (e.g., respiratory samples, skin, soft tissue and urine). In addition, we plan to invest in the development of additional instruments, tests and other microbiology solutions.

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Competition

To the best of our knowledge, no other company has a single product with capabilities matching all those of the ID/AST System. The leading companies with automated microbiological testing products include Becton, Dickinson and Company (“BD”), bioMerieux, Danaher Corporation (“Danaher”), Bruker Corporation, BioFire Diagnostics, Nanosphere, T2 Biosystems, Abbott and Thermo Fisher Scientific’s subsidiary TREK Diagnostics Systems, Inc. (“TREK”). These companies provide products for the broad-based culturing and analysis of a wide variety of bacteria. However, only BD, bioMerieux, Danaher and TREK market products that perform AST, and none of our competitors’ products are able to provide AST results as quickly as the ID/AST System is expected to provide results.

Our competitors’ AST products require purified bacterial strains or “isolates” for analysis, which require at least overnight culturing of a sample to produce enough organisms to test. Systems which rely on these standard culturing methods, including enrichment growth and colony isolation, cannot achieve the speed that the ID/AST System is expected to provide.

Recent developments

On December 2, 2015, we announced positive findings from a multicenter pilot study to evaluate external performance of our ID/AST System and Blood Culture Assay Kit. Based on the results of the pilot study, we also announced the initiation of a larger trial intended to support marketing authorization by the FDA.

The pilot study included ten external sites and the analysis of 146 fresh de-identified positive blood culture samples from patients and 127 samples seeded with challenging bacterial or fungal isolates. Enrollment for the pilot study followed a protocol similar to our larger upcoming trial to support marketing authorization from the FDA, which is planned to expand to 11 external clinical sites. Contingent upon successful completion of the larger trial, we plan to submit a request for de novo classification seeking marketing authorization for the Accelerate ID/AST System and Blood Culture Assay Kit.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below, in addition to the other information included or incorporated by reference in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, including our financial statements and the related notes. If any of the following risks materializes, our business, financial condition, results of operations or growth prospects could be materially adversely affected, and the value of an investment in our common stock may decline significantly.

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Risks related to our business and strategy

Our future profitability and continued existence is dependent in large part upon the successful final development and commercialization of the Accelerate ID/AST System and further development and commercialization of complimentary products.

Our principal business strategy involves the successful final development and commercialization of the Accelerate ID/AST System, associated test kits and the future development and commercialization of complimentary products. On June 30, 2015, we declared our conformity to the European In Vitro Diagnostic Directive 98/79 EC and CE Mark of the Accelerate ID/AST System and ID/AST Blood Culture Assay Kit for in vitro diagnostic use. We have dedicated a significant amount of resources to finalize the development of and prepare to market and sell the ID/AST System, and we plan to continue our investment in finalizing the development and commercialization of the ID/AST System in the United States and other jurisdictions in which we intend to pursue marketing authorization. There can be no assurance that we will successfully finalize the development of and commercialize the ID/AST System, associated Blood Culture Assay Kit, or further develop and commercialize complimentary products. We may be required to expend significantly more resources than planned in this process, and as a result we may have to cease investing in the ID/AST System or developing other products.

If we are not successful in the final development and commercialization of the ID/AST System, such failure could lead to impairment of certain of our intellectual property and may result in our ceasing operations.

Further, if we are not successful in conveying to hospitals that the ID/AST System provides equivalent or superior diagnostic information in a shorter period of time compared to existing technologies, or that the ID/ AST System improves patient outcomes or decreases healthcare costs, we may experience reluctance from hospitals to order our product. If we fail to successfully commercialize the ID/AST System, we may never receive a return on the significant investments in product development, sales and marketing, regulatory compliance, manufacturing and quality assurance we have made and further investments we intend to make, and may fail to generate revenue and gain economies of scale from such investments.

Our product candidates have not obtained marketing authorization from the FDA, and they may never obtain such marketing authorization or other regulatory clearance.

Our success depends on our ability to obtain marketing authorization from the FDA or regulatory clearance of the ID/AST System and other product candidates in our pipeline. If our attempts to obtain marketing authorization or other regulatory clearance are unsuccessful, we may be unable to generate sufficient revenue to sustain and grow our business. Our future product candidates may not be sufficiently sensitive or specific, or may prove to have other characteristics that preclude our obtaining, marketing authorization from the FDA or regulatory clearance. The process of obtaining regulatory clearance is expensive and time-consuming and can vary substantially based upon, among other things, the type, complexity and novelty of our product candidates. Changes in regulatory policy, changes in or the enactment of additional statutes or regulations or changes in regulatory review for each submitted product application may cause delays in the clearance of, or receipt of marketing authorization from the FDA for, a product candidate or rejection of a regulatory application altogether. The FDA has substantial discretion in the de novo review and clearance processes and may refuse to accept any application or may decide that our data are insufficient for clearance and require additional pre-clinical, clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent marketing authorization from the FDA or regulatory clearance of a product candidate. Furthermore, the FDA may not provide marketing authorization for all of the individual assays of our Blood Culture Assay Kit. Any marketing authorization from the FDA or regulatory clearance we ultimately obtain may be limited or subject to restrictions or post-market commitments that render the product candidate not commercially viable.

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If we do not achieve our projected development goals in the time frames we announce and expect, the commercialization of our products may be delayed and, as a result, our stock price may decline.

From time to time, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals. These goals may include the commencement or completion of clinical trials and the submission of regulatory filings. From time to time, we may publicly announce the expected timing of some of these goals. For example, in this Current Report on Form 8-K, we state that, contingent upon successful completion of the larger trial, we plan to submit a de novo classification request seeking marketing authorization for the Accelerate ID/AST System and Blood Culture Assay Kit, and that we anticipate commercializing the Accelerate ID/AST System in the United States, subject to the successful completion of the U.S. registration trial and submission and grant by the FDA of our de novo classification request for the ID/AST System, which could occur as early as the third quarter of 2016. All of these goals are, and will be, based on a variety of assumptions. The actual timing of these goals can vary significantly compared to our estimates, in some cases for reasons beyond our control. We may experience numerous unforeseen events that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including the uncertainties and risks set forth in these risk factors. If we do not meet our goals as publicly announced, the commercialization of our product candidates may be delayed and, as a result, our stock price may decline.

Although we announced positive findings from our recently completed pilot study, there is no guarantee that our larger trial to support marketing authorization from the FDA will have similar results.

On December 2, 2015, we announced positive findings from a multicenter pilot study to evaluate external performance of our ID/AST System and Blood Culture Assay Kit. Based on the results of the pilot study, we also announced the initiation of a larger trial intended to support marketing authorization by the FDA. There is no guarantee that the larger upcoming trial to support marketing authorization from the FDA will achieve similar results. If the larger trial does not achieve the results required to support marketing authorization from the FDA, we may be required to further develop our ID/AST System and Blood Culture Assay Kit and the commercialization of our technology would be delayed or may never be achieved, and, as a result, our stock price may decline.

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We may not be able to enhance the capabilities of our current and new products to keep pace with our industry’s rapidly changing technology and customer requirements.

Our industry is characterized by rapid technological changes, frequent new product introductions and enhancements and evolving industry standards. Our future success will depend significantly on our ability to enhance our current products and develop or acquire and market new products that keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. New technologies, techniques or products could emerge that might offer better combinations of price and performance than the products and systems that we plan to sell. It is critical to our success that we anticipate changes in technology and customer requirements and physician, hospital and healthcare provider practices and successfully introduce new, enhanced and competitive technologies to meet our prospective customers’ needs on a timely and cost-effective basis. At the same time, however, we must carefully manage our introduction of new products. If potential customers believe that such products will offer enhanced features or be sold for a more attractive price, they may delay purchases until such products are available.

We are developing additional uses for the ID/AST System. Any failure or delay in launching new applications may compromise our ability to achieve our growth objectives.

We are developing additional uses for the ID/AST System, including the ability to test on additional specimen types (e.g., respiratory samples, skin and soft tissue and urine). We may have problems applying our technologies to additional specimen types, and our new applications may not be as effective in detection as our initial applications. We may also encounter difficulties obtaining marketing authorization or regulatory clearance for additional uses of the ID/AST System. Any failure or delay in launching new applications may compromise our ability to achieve our growth objectives.

There can be no assurance that we will be successful in developing or acquiring product enhancements or new products to address changing technologies and customer requirements adequately, that we can introduce such products on a timely basis or that any such products or enhancements will be successful in the marketplace. If we are unable to successfully develop or acquire new products or if the market does not accept our products, or if we experience difficulties or delays in the final development and commercialization of our products, including the ID/AST System, we may be unable to attract additional customers for our products or license our products to other strategic partners.

The failure of the ID/AST System or any future diagnostic products to perform as expected could significantly impair our reputation and the public image of our products, and we may be subject to legal claims arising from any defects or errors.

Our success will depend on the market’s confidence that our technologies can provide reliable, high-quality diagnostic results. We believe that our customers are likely to be particularly sensitive to any defects or errors in the ID/AST System. If we experience disruptions or other performance problems with the ID/AST System or any future diagnostic product, we could face warranty and liability claims against us or our reputation could suffer as a result of such failures. We cannot assure you that our product liability insurance would adequately protect our assets from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing insurance coverage in the future. In addition, the FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. A recall, material liability claim or other occurrence that harms our reputation or decreases market acceptance of our products could cause us to incur significant costs, divert the attention of our key personnel or cause other significant customer relations problems.

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We have limited revenues from our products and no assurance of future revenues.

We have received limited revenue from sales based on products using our OptiChem technology, and we are in the process of discontinuing our efforts to develop and actively market OptiChem and our other surface chemistry products. During the nine-month period ended September 30, 2015, and the years ended December 31, 2014 and 2013 and the five-month transition period ended December 31, 2012 and the fiscal year ended July 31, 2012, we experienced losses from operations. Our future revenues are dependent on the successful final development and commercialization of the ID/AST System, and there can be no assurance that we will be successful. If we are unsuccessful in generating revenues from such product, we will likely continue to experience losses from operations and negative cash flow as we have in the past.

We are a development-stage company that has incurred significant losses in recent years, and we expect to incur losses in the future. We cannot be certain that we will achieve or sustain profitability.

We have incurred significant costs in connection with the development and commercialization of our technology, and there is no assurance that we will achieve sufficient revenues to offset anticipated operating costs. We have incurred significant losses in recent years and expect to incur losses in the future. We expect that our losses will continue for at least the next several years as we will be required to invest significant additional funds toward development and commercialization of our technology. We also expect that our selling, general and administrative expenses will continue to increase due to the additional costs associated with establishing a dedicated sales force and other marketing efforts for the ID/AST System. Our ability to achieve or sustain profitability depends on numerous factors, many of which are beyond our control, including our ability to achieve marketing authorization from the FDA or regulatory clearance for the Accelerate ID/AST System, the market acceptance of our product, future product development and our market penetration and margins. If we are unsuccessful in completing the development of the ID/AST System and generating revenues from ID/AST System sales, we will likely continue to experience losses from operations and negative cash flow. Although we anticipate deriving revenues from the sale of our products, no assurance can be given that these products can be sold on a net profit basis. If we achieve profitability, we cannot give any assurance that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

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We have no experience in marketing and selling the ID/AST System.

We have no experience marketing and selling the ID/AST System. In anticipation of the receipt of marketing authorization from the FDA for the ID/AST System, we have begun to build our own sales force to market the ID/AST System directly to our target customers, and we plan to continue to build this sales force. In select geographies outside of the United States and Europe, we may also use third-party distributors to market our product.

Our future sales will depend in large part on our ability to successfully establish an effective sales force. Because we have no experience in marketing and selling the ID/AST System, our ability to forecast demand, the infrastructure required to support such demand and the sales cycle of our potential customers is unproven.

Moreover, we may use third-party distribution partners for certain geographic areas outside of the United States and Europe, and there is no guarantee that we will be able to enter into such arrangements on favorable terms. Distributors may not commit the necessary resources to market and sell the ID/AST System effectively or may choose to favor marketing the products of our competitors. If distributors do not perform adequately, or if we are unable to enter into effective arrangements with distributors in particular geographic areas, we may not realize our full potential for sales and growth in these areas.

If treatment guidelines for bacterial infections change, or the standard of care evolves, we may need to redesign and seek new marketing authorization from the FDA for our product candidates.

If treatment guidelines for bacterial infections change, or the standard of care evolves, we may need to redesign and seek new marketing authorization from the FDA or other regulatory clearance for our product candidates. If treatment guidelines change so that different treatments become desirable, the ID/AST System may no longer provide the information sought by physicians, and we could be required to seek marketing authorization from the FDA or other regulatory clearance for a revised product.

We may not be able to correctly estimate or control our future operating expenses, which could lead to cash shortfalls.

Our operating expenses may fluctuate significantly in the future as a result of a variety of factors, many of which may be outside of our control. These factors include, but are not limited to:

•	the time and resources required to finalize the development of, and conduct clinical studies and obtain marketing authorization from the FDA or other regulatory clearances for, the ID/AST System;

•	the expenses we incur for research and development required to maintain and improve our technology, including the final development of the ID/AST System;

•	the expenses we incur in connection with the development, marketing authorization and regulatory clearance of the use of the ID/AST System to test on additional specimen types;

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•	the costs of preparing, filing, prosecuting, defending and enforcing patent claims and other patent related costs, including litigation costs and the results of such litigation;

•	the expenses we incur in connection with commercialization activities, including product marketing, sales and distribution expenses;

•	the costs incurred to build manufacturing capabilities;

•	our sales strategy;

•	the costs to attract and retain personnel with the skills required for effective operations; and

•	the costs associated with being a public company.

Our budgeted expense levels are based in part on our expectations concerning future revenues from sales of the ID/AST System, as well as our assessment of the future investments needed to expand our commercial organization and support research and development activities in connection with the ID/AST System. We may be unable to reduce our expenditures in a timely manner to compensate for any unexpected events or a shortfall in revenue. Accordingly, a shortfall in demand for our products or other unexpected events could have an immediate and material impact on our cash levels.

Breaches of our information technology systems could have a material adverse effect on our operations and potentially result in liability, depending on the type of breach and information compromised.

We rely on information technology systems to process, transmit and store electronic information, which may include protected health information, in our day-to-day operations. In addition, our research and development operations are highly dependent on our information technology and storage. Our information technology systems have been subjected to computer viruses or other malicious codes and phishing attacks, and we expect to be subject to similar viruses and codes in the future. These attacks could result in our intellectual property, unsecured protected health information, and other confidential information being lost or stolen, including the disclosure of our trade secrets, disruption of our operations, loss of valuable research and development data, the need to notify individuals whose information was disclosed, increased costs for security measures or remediation costs and diversion of management attention and other negative consequences. While we will continue to implement protective measures to reduce the risk of and detect future cyber incidents, cyber- attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. There can be no assurance that our protective measures will prevent future attacks that could have a significant impact on our business.

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We are dependent on our key employees. If we are unable to recruit, train and retain qualified personnel, we may not achieve our goals.

Because of the complex and technical nature of our products and the dynamic market in which we compete, our future success depends on our ability to recruit, train and retain key personnel, including our senior management, research and development, science and engineering, manufacturing and sales and marketing personnel. In particular, we are highly dependent on the management and business expertise of Lawrence Mehren, our President and Chief Executive Officer. We do not maintain key person life insurance for Mr. Mehren or any of our employees. Our industry is very competitive for qualified personnel. To the extent that the services of Mr. Mehren would be unavailable to us, we may be unable to employ another qualified person with the appropriate background and expertise to replace Mr. Mehren on terms suitable to us. Our growth depends, in particular, on attracting, retaining and motivating highly trained sales personnel with the necessary scientific background and ability to understand our systems and pathogens at a technical level. In addition, we may need additional employees at our manufacturing facilities to meet demand for our products as we scale up our sales and marketing operations.

We face competition from industry participants who may have greater resources than we do.

The industry in which we compete is subject to rapid technological changes, and we face and expect to continue to face competition for our products. We may also face competition from non-medical device companies. Many of our competitors and potential competitors may have substantially greater research and development, financial, manufacturing, customer support, sales and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. In addition, some of our competitors may, individually or together with companies affiliated with them, have greater human and scientific resources than we do. Our competitors could develop technologies and methods that are more effective than our current and proposed technologies, including but not limited to the ID/AST System.

We cannot assure you that we will effectively compete or that we will be successful in the face of increasing competition from new products and technologies introduced by existing or new competitors. In addition, we cannot assure you that our future competitors do not have or will not develop products or technologies that enable them to produce competitive products with greater capabilities or at lower costs than our products. Any failure to compete effectively could materially and adversely affect our business, financial condition and operating results.

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We expect to generate a portion of our future revenue internationally and are subject to various risks relating to our international activities which could adversely affect our operating results.

Assuming we receive the applicable regulatory approvals, we plan to market and sell the ID/AST System in Europe and other countries outside of the United States in the future. In order to market our products in the European Union and many other foreign jurisdictions, we, or our distributors or partners, must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements regarding safety and efficacy and governing, among other things, clinical studies and commercial sales and distribution of our products. The approval procedure varies among countries and can involve additional testing. In addition, in many countries outside the United States, a product must be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all, which could harm our ability to expand into markets outside the United States. In addition, engaging in international business involves a number of other difficulties and risks, including:

•	required compliance with existing and changing foreign healthcare and other regulatory requirements and laws, such as those relating to patient privacy or handling of bio-hazardous waste;

•	required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, data privacy requirements, labor laws and anti-competition regulations;

•	export and import restrictions;

•	various reimbursement and insurance regimes;

•	laws and business practices favoring local companies;

•	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	political and economic instability;

•	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers;

•	foreign exchange controls;

•	fluctuations due to changes in foreign currency exchange rates;

•	difficulties and costs of staffing and managing foreign operations; and

•	difficulties protecting or procuring intellectual property rights.

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Our employees, independent contractors, principal investigators, consultants, commercial partners, vendors and other agents may engage in misconduct or other improper activities, including non-compliance with legal standards and requirements.

We are exposed to the risk of fraud or other misconduct by our employees, independent contractors, principal investigators, consultants, commercial partners, vendors and other agents. Misconduct by these parties could include intentional, reckless or negligent failures to: (i) comply with the laws and regulations of the FDA, the Centers for Medicare and Medicaid Services (“CMS”), the Department of Health and Human Services (“HHS”) Office of Inspector General, Office for Civil Rights and other similar foreign regulatory bodies; (ii) provide true, complete and accurate information to the FDA and other similar regulatory bodies; (iii) comply with manufacturing requirements of the FDA and other similar regulatory bodies and manufacturing standards we have established; (iv) comply with healthcare fraud and abuse laws and regulations in the United States and similar foreign fraudulent misconduct laws; or (v) report financial information or data accurately, or disclose unauthorized activities to us. These laws may impact, among other things, our activities with principal investigators and research subjects, as well as our sales, marketing and education programs. In particular, the promotion, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing, unauthorized use of protected health information and data breaches, and other abusive practices. These laws may restrict or prohibit a wide range of activities related to pricing, discounting, marketing and promotion, patient support, royalty, consulting, research and other business arrangements, as well as the improper use of patient information obtained in the course of clinical studies. We currently have a code of conduct applicable to all of our employees, but it is not always possible to identify and deter employee misconduct, and our code of conduct and the other precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, corporate integrity agreements, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations. Any of these actions or investigations could result in substantial costs to us, including legal fees, and divert the attention of management from operating our business.

We may be unable to successfully manage our growth.

We expect to expand our operations following marketing authorization from the FDA and regulatory clearance and the commercial launch of the ID/AST System. We intend to develop a targeted sales force in connection with our commercialization efforts. Our growth has placed and will continue to place a significant strain on our management, operating and financial systems and our sales, marketing and administrative resources. As a result of our growth, operating costs may escalate faster than planned, and some of our internal systems and processes, including those relating to manufacturing our products, may need to be enhanced, updated or replaced. We also plan to introduce additional test kits for use on the Accelerate ID/AST System to enable its use with other sample types (e.g., respiratory samples, skin, soft tissue and urine), and plan to invest in the development of additional instruments, tests and other microbiology solutions. If we cannot effectively manage our expanding operations, manufacturing capacity and costs, including scaling to meet increased demand, we may not be able to continue to grow or we may grow at a slower pace than expected.

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We are now subject to and may in the future be subject to shareholder lawsuits, including purported class actions, which is expensive and could divert the attention of management away from our business. In addition, any adverse result of such litigation could negatively impact our financial condition or results of operations.

In the past, companies such as Accelerate that have experienced volatility in the market price of their stock have been subject to an increased incidence of securities class action litigation and other shareholder lawsuits. We are now and may in the future be the target of this type of litigation. Shareholder lawsuits against us, our officers or directors could result in substantial costs and divert the attention of management away from operating our business and other concerns, which could harm our business.

In March 2015, a putative securities class action lawsuit was filed in the United States District Court, District of Arizona, against us and certain of our officers and directors alleging that we made false or misleading statements or material omissions in our previous disclosures regarding the ID/AST System. Defendants moved to dismiss the amended complaint on July 21, 2015, which is pending before the Court. We believe the case is without merit and intend to defend it vigorously. However, an adverse result could have a material adverse effect upon our financial condition or results of operations. For more information regarding this proceeding, see Part II. Other Information, Item 1. Legal Proceedings, of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, which is incorporated by reference herein.

Current macroeconomic conditions and the uncertain economic outlook may remain challenging for the foreseeable future.

Global economic conditions may remain challenging and uncertain for the foreseeable future. These conditions not only limit our access to capital but also make it difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and they could cause U.S. and foreign hospitals and other customers to slow spending on our products, which would delay and lengthen sales cycles. Some of our customers rely on government research grants to fund technology purchases. If negative trends in the economy affect the government’s allocation of funds to research, there may be less grant funding available for certain of our customers to purchase technologies from us. Certain of our customers may face challenges gaining timely access to sufficient credit or may otherwise be faced with budget constraints, which could result in decreased purchases of our products or in an impairment of their ability to make timely payments to us. If our customers do not make timely payments to us, we may be required to assume greater credit risk relating to those customers and increase our allowance for doubtful accounts, and our days sales outstanding would be negatively impacted. Although we maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, we may not continue to experience the same loss rates that we have in the past. Additionally, challenging macroeconomic conditions and market turbulence may also impact our suppliers, causing them to be unable to supply in a timely manner sufficient quantities of customized components, thereby impairing our ability to manufacture on schedule and at commercially reasonable costs.

Compliance with public company corporate governance and reporting is complex and expensive.

We are subject to laws and regulations affecting our domestic and international operations in a number of areas. Many laws and regulations, notably those adopted in connection with the Sarbanes-Oxley Act of 2002 by the Securities and Exchange Commission (the “SEC”), the Dodd-Frank Wall Street Reform and Consumer Protection Act and The NASDAQ Stock Market, impose obligations on public companies, such as ours, which have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. Compliance with these laws, regulations and similar requirements may be onerous, requires substantial management time and oversight and requires us to incur significant additional accounting, legal and compliance costs. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation could individually or in the aggregate make our products and services more expensive, delay the introduction of new products in one or more regions, or cause us to change or limit our business practices. In addition, our larger competitors may be in a better position to absorb the costs of being a public company. We have implemented policies and procedures designed to ensure compliance with applicable laws and regulations, but there can be no assurance that our employees, contractors or agents will not violate such laws and regulations or our policies and procedures.

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Additionally, changes to existing accounting rules and standards and the implementation of new accounting rules or standards, such as tax accounting or revenue recognition rules, may adversely impact our reported financial results and business, and may further require us to incur greater accounting fees.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this Current Report on Form 8-K relating to the size and expected growth of our market, total available market, estimated test and placement volume and estimated pricing, may prove to be inaccurate, which may have negative consequences, such as us overestimating our potential market opportunity. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

Our reputation, ability to do business and financial results may be impaired by improper conduct by any of our employees, agents or any business partners.

We cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by employees, agents or business partners that would violate U.S. and/or non-U.S. laws, including the laws governing payments to government officials, bribery, fraud, kickbacks and false claims, pricing, sales and marketing practices, conflicts of interest, competition, export and import compliance, money laundering and data privacy. In particular, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. Any such improper actions or allegations of such acts could damage our reputation and subject us to civil or criminal investigations in the U.S. and in other jurisdictions and related shareholder lawsuits, could lead to substantial civil and criminal, monetary and non-monetary penalties and could cause us to incur significant legal and investigatory fees.

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Risks related to our intellectual property

If we are unable to effectively protect our non-patented intellectual property, our business would be harmed.

In addition to patent protection, we rely on trademark, copyright, trade secret protection and confidentiality agreements to protect the intellectual property rights related to our proprietary technologies, both in the United States and in other countries. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us and we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. We own or exclusively license 12 issued U.S. patents and 14 pending U.S. patent applications, including provisional and non-provisional filings. We also own or exclusively license 13 pending or granted counterpart applications worldwide. In addition to our patents, we possess an array of unpatented proprietary technology and know-how, and we license intellectual property rights to and from third parties. The strength of patents in our field involves complex legal and scientific questions. Uncertainty created by these questions means that our patents may provide only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, competitors could purchase our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of the protections provided by our intellectual property rights. If our intellectual property, including licensed intellectual property, does not adequately protect our market position against competitors’ products and methods, our competitive position could be adversely affected, as could our business.

Further, if we are unable to prevent unauthorized disclosure of our non-patented intellectual property, and there is no guarantee that we will have any such enforceable trade secret protection, we may not be able to establish or maintain a competitive advantage. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad.

We may not be successful in our currently pending or future patent applications, and even if such applications are successful, we cannot guarantee that the resulting patents will sufficiently protect our products and proprietary technology.

We cannot assure you that any of our currently pending or future patent applications will result in issued patents with claims that cover our products and technologies in the United States or in other foreign countries, and we cannot predict how long it will take for such patents to be issued. Further, issuance of a patent is not conclusive as to its inventorship or scope, and there is no guarantee that our issued patents will include claims that are sufficiently broad to cover our technologies or to provide meaningful protection from our competitors. Further, we cannot be certain that all relevant prior art relating to our patents and patent applications has been found. Accordingly, there may be prior art that can invalidate our issued patents or prevent a patent from issuing from a pending patent application, at all or with claims that have a scope broad enough to provide meaningful protection from our competitors.

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Even if patents do successfully issue and even if such patents cover our products and technologies, we cannot assure you that other parties will not challenge the validity, enforceability or scope of such issued patents in the United States and in foreign countries, including by proceedings such as reexamination, inter-partes review, interference, opposition, or other patent office or court proceedings. The strength of patents in our field involves complex legal and scientific questions. Moreover, we cannot assure you that if such patents were challenged in court or before a regulatory agency that the patent claims will be held valid, enforceable, to be sufficiently broad to cover our technologies or to provide meaningful protection from our competitors. Nor can we assure you that the court or agency will uphold our ownership rights in such patents. Accordingly, we cannot guarantee that we will be successful in defending challenges made against our patents and patent applications. Any successful third-party challenge to our patents could result in the unenforceability or invalidity of such patents, or narrowing of claim scope, such that we could be deprived of patent protection necessary for the successful commercialization of our products and technologies, which could adversely affect our business.

Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our products and technologies or prevent others from designing around our claims. Others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies. These products and technologies may not be covered by claims of issued patents we hold. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product under patent protection could be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to make the inventions covered by our pending patent applications, or that we were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications, an interference proceeding in the United States can be initiated by a third party to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. In addition, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however the life of a patent, and the protection it affords, is limited.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive and time consuming.

Third parties may infringe or misappropriate our intellectual property, including our existing patents and patents that we may issue to us in the future. As a result, we may be required to file infringement claims to stop third-party infringement or unauthorized use. Further, we may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

If we file an infringement action against a third party, that party may challenge the scope, validity or enforceability of our patents, requiring us to engage in complex, lengthy and costly litigation or other proceedings. Such litigation and administrative proceedings could result in revocation of our patents or amendment of our patents such that they do not cover our product candidates. They may also put our pending patent applications at risk of not issuing or issuing with limited and potentially inadequate scope to cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

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Enforcing our intellectual property rights through litigation is very expensive and time-consuming. Some of our competitors may be able to sustain the costs of litigation more effectively than we can because of greater financial resources. Patent litigation and other proceedings may also absorb significant management time.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

We could face claims that our proprietary technologies infringe on the intellectual property rights of others.

Due to the significant number of U.S. and foreign patents issued to, and other intellectual property rights owned by, entities operating in the industry in which we operate, we believe that there is a risk of litigation arising from infringement of these patents and other rights. Third parties may assert infringement or other intellectual property claims against us or our licensees.

In addition, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after the earliest filing date for which a benefit is claimed. For this reason, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Another party may have filed or may in the future file patent applications covering our products or technology similar to ours. Under the “first to invent” rules applicable to patents filed before March 2013, any such patent application may have priority over our patent applications or patents, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions.

We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe on a third party’s proprietary rights. In addition, even if such claims are without merit, defending a lawsuit may result in substantial expense to us and divert the efforts of our technical and management personnel. We may also be subject to significant damages or injunctions against development and sale of some of our products. Furthermore, claims of intellectual property infringement may require us to enter into royalty or license agreements with third parties, and we may be unable to obtain royalty or license agreements on commercially acceptable terms, if at all.

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We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these employees or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.

Risks related to our research and development activities

We have a single research and development facility and we may be unable to continue to conduct our research and development activities if we lose this facility. If our facility or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business could be materially harmed.

We currently conduct all of our research and development and product development activities in our existing facility in Tucson, Arizona. If this facility were to be damaged, destroyed or otherwise unable to operate, whether due to fire, floods, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages or otherwise, or if our business is disrupted for any other reason, we may not be able to finalize the development of the ID/AST System or any future products or test our products as promptly as our potential customers expect, or possibly not at all, and we would have no other means of conducting such activities until we were able to restore such capabilities at the current facility or develop an alternative facility. Further, in such an event, we may lose revenue and significant time during which we might otherwise have conducted research and development and product development activities. Further, we may not be able to maintain our relationships with our licensees or customers.

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The manufacture of components of the ID/AST System involves complex processes, sophisticated equipment and strict adherence to specifications and quality systems procedures. Any unforeseen manufacturing problems, such as contamination of our facility, equipment malfunction or failure to strictly follow procedures or meet specifications, could result in delays or shortfalls in production of our products. Identifying and resolving the cause of any manufacturing issues could require substantial time and resources. If we are unable to keep up with future demand for our products by successfully manufacturing and shipping our products in a timely manner, our revenue growth could be impaired and market acceptance of our product candidates could be adversely affected.

While we carry a nominal amount of business interruption insurance to cover lost revenue and profits, this insurance does not cover all possible situations. If we have underestimated our insurance needs with respect to an interruption, or if an interruption is not subject to coverage under our insurance policies, we may not be able to cover our losses. In addition, our business interruption insurance would not compensate us for the loss of opportunity and potential adverse impact on relations with our licensees or customers.

We use hazardous materials in some of our research, development and manufacturing processes and face the accompanying risks and regulations governing environmental safety.

Our operations are subject to complex and stringent environmental, health, safety and other governmental laws and regulations that both public officials and private individuals may seek to enforce. In particular, our research activities sometimes involve the controlled use of various hazardous materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated, and we may not be in compliance with these regulations. In addition, existing laws and regulations may also be revised or reinterpreted, or new laws and regulations may become applicable to us, whether retroactively or prospectively, causing us to incur additional compliance costs and/or change the manner in which we operate. We could be held liable for any damages that might result from any accident or release involving hazardous materials.

Disruptions in the supply of raw materials, consumable goods or other key product components, or issues associated with their quality from our single source suppliers, could result in a significant disruption in sales and profitability.

We must manufacture or engage third parties to manufacture components of our products in sufficient quantities and on a timely basis, while maintaining product quality, acceptable manufacturing costs and complying with regulatory requirements. Our components are custom-made by only a few outside suppliers. In certain instances, we have a sole source supply for key product components of the ID/AST System. We may be unable to satisfy our forecasted demand from existing suppliers for our products, or we may be unable to find alternative suppliers for key product components or ancillary items at reasonably comparable prices. If this occurs, we may be unable to manufacture our products and/or meet our customers’ needs in a timely manner or at all.

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Additionally, we have entered into supply agreements with most of our suppliers to help ensure component availability and flexible purchasing terms with respect to the purchase of such components. If our suppliers discontinue production of a key component for one or more of our products, we may be unable to identify or secure a viable alternative on reasonable terms, or at all, which could limit our ability to manufacture our products. While we may be able to modify our product candidates to utilize a new source of components, we may need to secure marketing authorization from the FDA or other regulatory clearance for the modified product, and it could take considerable time and expense to perform the requisite tasks prior to seeking such authorization.

In determining the required quantities of our products and our manufacturing schedule, we will need to make significant judgments and estimates regarding factors such as market trends and any seasonality with respect to our sales. Because of the inherent nature of estimates and our lack of experience marketing the ID/AST System, there could be significant differences between our estimates and the actual amounts of products we require. This can result in shortages if we fail to anticipate demand, or excess inventory and write-offs if we order more than we need.

Reliance on third-party manufacturers entails risk to which we would not be subject if we manufactured these components ourselves, including:

•	reliance on third parties for regulatory compliance and quality assurance;

•	possible breaches of manufacturing agreements by the third parties because of factors beyond our control;

•	possible regulatory violations or manufacturing problems experienced by our suppliers;

•	possible termination or non-renewal of agreements by third parties, based on their own business priorities, at times that are costly or inconvenient for us;

•	the potential obsolescence and/or inability of our suppliers to obtain required components;

•	the potential delays and expenses of seeking alternate sources of supply or manufacturing services;

•	the inability to qualify alternate sources without impacting performance claims of our products;

•	reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternate suppliers or assemblers; and

•	increases in prices of raw materials and key components.

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The manufacturing operations for the ID/AST System use highly technical processes involving unique, proprietary techniques. In addition, the manufacturing equipment we use would be costly to repair or replace and could require substantial lead time to repair or replace. Any interruption in our operations or decrease in the production capacity of our manufacturing facility or the facilities of any of our suppliers because of equipment failure, natural disasters such as earthquakes, tornadoes and fires, or otherwise, would limit our ability to meet customer demand for our products. In the event of a disruption, we may lose customers and we may be unable to regain those customers thereafter. Our insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

We have made and intend to make significant additional investments in research and development, but there is no guarantee that any of these investments will ultimately result in a commercial product that will generate revenues.

The ID/AST System integrates several of our component products, systems and processes. We have dedicated significant resources on research and development activities, and we intend to spend significantly more on research and development activities. Notwithstanding these investments, we anticipate that we will have to spend additional funds in the research and development of the ID/AST System, particularly with respect to its use for additional specimen types. There can be no assurance that we will be able to obtain marketing authorization from the FDA of the ID/AST System or that we will be able to expand its use for additional specimen types. There can also be no assurance that we will be able to develop additional types of tests and instruments in the future.

Risks related to government regulation

We and our suppliers, contract manufacturers and customers are subject to various governmental laws and regulations, and we may incur significant expenses to comply with, and experience delays in our product commercialization as a result of, these laws and regulations.

Our operations are affected by various state, federal, and international healthcare, environmental, anti-corruption, fraud and abuse (including anti-kickback and false claims laws), privacy, and employment laws. Violations of these laws can result in criminal or civil sanctions, including substantial fines and, in some cases, exclusion from participation in federal health care programs such as Medicare and Medicaid and individual liability and imprisonment.

We are also subject to extensive regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act, by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Following the introduction of a product, these and other government agencies will periodically review our manufacturing processes, product performance and compliance with applicable requirements.

We are also subject to various U.S. healthcare related laws regulating sales, contracting, marketing, and other business arrangements and the use and disclosure of individually identifiable health information. These include but are not limited to:

•	The federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully offering, providing, soliciting, or receiving any remuneration, directly or indirectly, in exchange for or to induce the referral of an individual, or the purchasing, leasing, ordering, recommending, furnishing or arranging for a good or service, for which payment may be made under a federal health care program, such as Medicare or Medicaid.

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•	The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which prohibits knowingly and willfully (i) executing a scheme to defraud any health care benefit program, including private payors, or (ii) falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for items or services under a health care benefit program.

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, which also restricts the use and disclosure of protected health information, mandates the adoption of standards relating to the privacy and security of protected health information, and requires us to report certain security breaches to health care provider customers with respect to such information where we are acting as a HIPAA business associate to that customer.

•	The federal Physician Payment Sunshine Act, which requires manufacturers of certain medical devices to track payments or other transfers of value given to U.S. licensed physicians or teaching hospitals and to report this data to CMS annually for subsequent public disclosure.

•	The federal False Claims Act, which imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal health care program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government and to share in any monetary recovery.

Similar requirements have been adopted by many states and foreign countries. Violations of any of these laws can lead to additional legal risk such as risk of plaintiff class actions, state Attorney General actions, and investigations by the Federal Trade Commission, among others.

Failure to comply with applicable requirements, or later discovery of previously unknown problems with our products or manufacturing processes, including our failure or the failure of one of our contract manufacturers to take satisfactory corrective action in response to an adverse inspection, can result in, among other things:

•	administrative or judicially imposed sanctions;

•	injunctions or the imposition of civil penalties;

•	recall or seizure of our products;

•	total or partial suspension of production or distribution;

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•	withdrawal or suspension of marketing clearances or approvals;

•	clinical holds;

•	warning letters;

•	refusal to permit the import or export of our products;

•	criminal prosecution; and

•	exclusion or debarment from participation in federal health care programs such as Medicare and Medicaid.

Any of these actions, in combination or alone, could prevent us from marketing, distributing and selling our products.

In addition, we have developed, configured and we intend to market our products to meet customer needs created by these various regulations. Any significant change in these regulations could reduce demand for our products. Governmental agencies may also impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise adversely impact our ability to market our products.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. We believe that the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert management attention and financial resources, could cause the price of our shares of common stock to decline, expose us to product liability or other claims (including contractual claims from parties to whom we sold products) and harm our reputation with customers.

The use of our diagnostic products by our customers is also affected by the Clinical Laboratory Improvement Amendments (“CLIA”) and related federal and state regulations that provide for regulation of laboratory testing. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, participation in proficiency testing, patient test management, quality assurance, quality control and inspections. Current or future CLIA requirements or the promulgation of additional regulations affecting laboratory testing may prevent some laboratories, hospitals, providers or other customers with laboratories from using some or all of our diagnostic products.

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Maintaining adequate sales of our product may depend on the availability of adequate reimbursement to our customers from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans, and managed care programs.

Maintaining and growing sales of our product, if approved, may depend in part on the availability of adequate reimbursement to our customers from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. Hospitals, clinical laboratories and other healthcare provider customers that may purchase our products generally bill various third-party payors to cover all or a portion of the costs and fees associated with diagnostic tests, including the cost of the purchase of our products. We currently expect that all of our diagnostic tests will be performed in a hospital inpatient setting, where governmental payors, such as Medicare, generally reimburse hospitals a single bundled payment that is based on the patient’s diagnosis under a classification system known as the Medicare severity diagnosis-related groups (MS-DRGs) classification for all items and services provided to the patient during a single hospitalization, regardless of whether our diagnostic tests are performed during such hospitalization. As a result, our customers’ access to adequate payment by government and private insurance plans is central to the acceptance of our products. We may be unable to sell our products, if approved, on a profitable basis if third-party payors reduce their current levels of payment or if our costs of production increase faster than increases in reimbursement levels.

Additionally, third-party payors are increasingly reducing reimbursement for medical products and services. In addition, the U.S. government, state legislatures, and foreign governments have and may continue to implement cost-containment measures and more restrictive policies, including price controls and restrictions on reimbursement. For example, the Budget Control Act of 2011 (the “Budget Control Act”) established a process to reduce federal budget deficits through an automatic “sequestration” process if deficit reductions targets are not otherwise reached. Under the terms of the Budget Control Act, sequestration imposes cuts to a wide range of federal programs, including Medicare, which is subject to a two percent cut. The Bipartisan Budget Act of 2013 extended the two percent sequestration cut for Medicare through fiscal year 2023, and a bill signed by the President on February 15, 2014 further extended this cut for an additional year, through fiscal year 2024. For fiscal year 2024, however, Medicare sequestration amounts will be realigned such that there will be a four percent sequester for the first six months and no sequester for the second six months, under the Protecting Access to Medicare Act of 2014.

While we cannot predict whether third-party reimbursement to our customers will be adequate, cost-containment measures and similar efforts by third-party payors, including government programs such as Medicare and Medicaid, could substantially impact the sales of our products and potentially limit our net revenue and results.

We may be adversely affected by healthcare policy changes, including additional healthcare reform and changes in managed healthcare.

Healthcare reform and the growth of managed care organizations have been considerable forces in the medical diagnostics industry and in recent political discussions. These forces have placed, and are expected to continue to place, constraints on the levels of overall pricing for healthcare products and services as well as the coverage available by public and private insurance and thus, could have a material adverse effect on the future profit margins of our products or the amounts that we are able to receive from third parties for the licensing of our products. Changes in the United States healthcare market could also force us to alter our approach to selling, marketing, distributing and servicing our products and customer base. In and outside the United States, changes to government reimbursement policies could reduce the funding that healthcare service providers have available for diagnostic product expenditures, which could have a material adverse impact on the use of the products we are developing and our future sales, license and royalty fees and profit margin.

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For example, the Affordable Care Act (the “ACA”), enacted in March 2010, made changes that have significantly impacted the medical device industry and other healthcare providers. The legislation requires, among other mandates, that certain medical device manufacturers pay an excise tax in an amount equal to 2.3% of the price for which such manufacturer sells its medical devices. We will be subject to this tax once we begin selling the ID/AST System. The ACA also requires CMS to reduce payments to hospitals reimbursed under Medicare’s Inpatient Prospective Payment System (“IPPS”) that have excess readmissions. These and other applicable requirements set forth under the ACA and its current and future implementing regulations may significantly increase our costs, and/or reduce our customer’s ability to obtain adequate reimbursement for tests performed with our products, which could adversely affect our business and financial condition.

In recent years, other legislative, regulatory, and political changes aimed at regulating healthcare delivery in general and clinical laboratory tests in particular have been proposed and adopted in the United States. Reimbursement for the laboratory industry is under significant pressure. In January 2015, HHS announced a plan to shift the Medicare program and the healthcare system at large, toward paying providers based on quality, rather than the quantity of care provided to patients. On July 31, 2015, CMS issued a final rule addressing the IPPS for fiscal year 2016, which included penalties for readmissions and for hospitals in the worst performing quartile of the Hospital Acquired Condition Reduction Program. With respect to clinical laboratory tests, on April 1, 2014, President Obama signed into law the Protecting Access to Medicare Act of 2014 (“PAMA”), revamping Medicare’s clinical laboratory reimbursement system to tie Medicare payment rates to private market rates beginning in 2017. CMS then released a proposed rule on September 25, 2015 to implement such provisions of PAMA, requiring applicable clinical laboratories to report private payor reimbursement rates and volume data for tests on the clinical laboratory fee schedule. These measures can result in reduced prices, added costs, and decreased test utilization for our customers, although the full impact on our business of the ACA, changes to the IPPS, PAMA, and other applicable laws, regulations, and policies is uncertain.

We cannot predict whether future healthcare initiatives will be implemented at the federal or state level or in countries outside of the United States in which we may do business, or the effect of any future legislation or regulation will have on our industry generally, our ability to successfully commercialize the ID/AST System, and our overall business operations. Changes in healthcare policy could substantially impact the sales of our tests, increase costs and divert management’s attention from our business. For example, expansion in the government’s regulation of the United States healthcare system may result in decreased profits to us, lower reimbursements to our customers for laboratory testing or reduced medical procedure volumes.

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The regulatory processes applicable to our products and operations are expensive, time-consuming, and uncertain and may prevent us from obtaining required approvals for the commercialization of our products.

Our products, including the ID/AST System, are regulated as medical device products by the FDA and comparable agencies of other countries. In particular, FDA regulations govern activities such as product development, product testing, product labeling, product storage, premarket clearance or approval, manufacturing, advertising, promotion, product sales, reporting of certain product failures and distribution. Some of our products, depending on their intended use, will require approval of a premarket approval application (“PMA”) or clearance of a 510(k) notification from the FDA prior to marketing. The FDA has committed to review most 510(k) decisions within 90 days, but the review may be delayed due to requests for additional information. A decision may take significantly longer, and clearance is never assured. The PMA process is much more costly, lengthy and uncertain. The FDA has committed to review most PMAs within 180 days where an advisory panel is not required and within 320 days where an advisory panel is required, but the review may be delayed due to requests for additional information. A decision may take significantly longer, and approval is never assured. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on extensive data, including technical, preclinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. However, some devices are automatically subject to the PMA pathway regardless of the level of risk they pose, because they have not previously been classified into a lower risk class by the FDA. Manufacturers of these devices may request that the FDA review such devices in accordance with the de novo classification procedure, which allows a manufacturer whose novel device would otherwise require the submission and approval of a PMA prior to marketing to request down-classification of the device on the basis that the device presents low or moderate risk. If the FDA agrees with the down-classification, the applicant will then receive authorization to market the device. This device type can then be used as a predicate device for future 510(k) submissions.

The FDA can delay, limit or deny clearance or approval of a device for many reasons, including:

•	we may not be able to demonstrate to the FDA’s satisfaction that our product candidates are safe and effective, sensitive and specific diagnostic tests, for their intended users;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required; and

•	the manufacturing process or facilities we or our contract manufacturers use may not meet applicable requirements.

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We intend to utilize the de novo classification procedures to seek marketing authorization for the ID/AST System. If the FDA requires us to go through a lengthier, more rigorous examination for our product candidates than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our launch to be delayed or, in the future, our sales to decline. In addition, the FDA may determine that our product candidates require the more costly, lengthy and uncertain PMA process. For example, if the FDA disagrees with our determination that the de novo classification procedures are the appropriate path to obtain marketing authorizations for the ID/AST System product candidates, the FDA may require us to submit a PMA, which is generally more costly and uncertain. The FDA has committed to review most PMAs within 180 days where an advisory panel is not required and within 320 days where an advisory panel is required, but the review may be delayed due to requests for additional information. A decision may take significantly longer, and approval is never assured.

Further, even with respect to those future products where a PMA is not required, we cannot assure you that we will be able to obtain 510(k) clearances with respect to those products. The process of obtaining regulatory clearances or approvals, or completing the de novo classification process, to market a medical device can be costly and time consuming, and we may not be able to successfully obtain pre-market reviews on a timely basis, if at all. Further, even if we were to obtain regulatory clearance, it may not be for the uses we believe are important or commercially attractive, in which case we would not be permitted to market our product for those uses.

Clinical trial data is typically required to support a PMA and is sometimes required for a 510(k) pre-market notification. Although many 510(k) pre-market notifications are cleared without clinical data, in some cases, the FDA requires significant clinical data to support substantial equivalence. We are planning clinical trials for the ID/AST System. Clinical trials are expensive and time-consuming. In addition, the commencement or completion of any clinical trials may be delayed or halted for any number of reasons, including product performance, changes in intended use, changes in medical practice and the opinion of evaluator Institutional Review Boards.

Additionally, since 2009, the FDA has significantly increased the scrutiny applied to its oversight of companies subject to its regulations by hiring new investigators and increasing inspections of manufacturing facilities. The FDA has also undertaken initiatives related to enhancement of the 510(k) review process and has proposed significant changes to the regulation of laboratory developed tests. We continue to monitor these developments and analyze how they will impact the marketing authorization of our products. These and other actions proposed by the FDA’s Center for Devices and Radiological Health could result in significant changes to the 510(k) process, which could complicate the product approval process, although we cannot predict the effect of such changes and cannot ascertain if such changes will have a substantive impact on the approval of our products. If we fail to adequately respond to the increased scrutiny and streamlined 510(k) submission process, our business may be adversely impacted.

Failure to comply with the applicable requirements can result in, among other things, warning letters, administrative or judicially imposed sanctions such as injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to grant premarket clearance or PMA for devices, withdrawal of marketing clearances or approvals, or criminal prosecution. With regard to products for which we seek 510(k) clearance or PMA approval from the FDA, any failure or material delay to obtain such clearance or approval could harm our business. If the FDA were to disagree with our regulatory assessment and conclude that approval or clearance is necessary to market the products, we could be forced to cease marketing the products and seek approval or clearance. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA and other regulatory requirements continue to be met.

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In addition, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development or marketing, which may adversely affect our ability to obtain or maintain approval of our products. For example, in response to industry and healthcare provider concerns regarding the predictability, consistency and rigor of the 510(k) regulatory pathway, the FDA initiated an evaluation of the program, and in January 2011, announced several proposed actions intended to reform the review process governing the clearance of medical devices. The FDA intends for these reform actions to improve the efficiency and transparency of the clearance process, as well as bolster patient safety. In addition, as part of the Food and Drug Administration Safety and Innovation Act, Congress reauthorized the Medical Device User Fee Amendments with various FDA performance goal commitments and enacted several “Medical Device Regulatory Improvements” and miscellaneous reforms that are further intended to clarify and improve medical device regulation both pre- and post-approval. Any delay in, or failure to receive or maintain, clearance or approval for our product candidates could prevent us from generating revenue from these product candidates. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could affect the perceived safety and efficacy of our product candidates and dissuade our customers from using our product candidates, if and when they are authorized for marketing.

Our manufacturing facility located in Tucson, Arizona, where we assemble and produce the ID/AST System, is subject to periodic regulatory inspections by the FDA and other federal and state and foreign regulatory agencies. For example, this facility is subject to Quality System Regulations (“QSR”) of the FDA and is subject to annual inspection and licensing by the State of Arizona. If we fail to maintain this facility in accordance with the QSR requirements, international quality standards or other regulatory requirements, our manufacturing process could be suspended or terminated, which would prevent us from being able to provide products to our customers in a timely fashion.

Sales of our diagnostic product candidates outside the United States are subject to foreign regulatory requirements governing clinical studies, vigilance reporting, marketing approval, manufacturing, product licensing, pricing and reimbursement. These regulatory requirements vary greatly from country to country. As a result, the time required to obtain approvals outside the United States may differ from that required to obtain marketing authorization from the FDA, and we may not be able to obtain foreign regulatory approvals on a timely basis or at all. Marketing authorization from the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure clearance or approval by regulatory authorities in other countries or by the FDA. Foreign regulatory authorities could require additional testing. Failure to comply with these regulatory requirements, or to obtain required clearances or approvals, could impair our ability to commercialize our diagnostic product candidates outside of the United States.

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Modifications to our products, if cleared or approved, may require new 510(k) clearances or pre-market approvals, or may require us to cease marketing or recall the modified products until clearances are obtained.

Any modification to a device authorized for marketing that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, approval of a PMA supplement or new PMA. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. If the FDA disagrees with our determination and requires us to submit new 510(k) notifications, PMA supplements or PMAs for modifications to previously cleared or approved products for which we conclude that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties.

Furthermore, the FDA’s ongoing review of the 510(k) program may make it more difficult for us to make modifications to any products for which we obtain clearance, either by imposing more strict requirements on when a manufacturer must submit a new 510(k) for a modification to a previously cleared product, or by applying more onerous review criteria to such submissions. The practical impact of the FDA’s continuing scrutiny of the 510(k) program remains unclear.

We rely on third parties to conduct studies of our products that may be required by the FDA or other regulatory authorities, and those third parties may not perform satisfactorily.

We rely on third parties, including medical investigators, to conduct studies on our products. Our reliance on these third parties for clinical development activities will reduce our control over these activities. These third parties may not complete activities on schedule or conduct studies in accordance with regulatory requirements or our study design. If applicable, our reliance on third parties that we do not control will not relieve us of any applicable requirement to prepare, and ensure compliance with, various procedures required under good clinical practices. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our studies may be extended, delayed, suspended or terminated, and we may not be able to obtain marketing authorization from the FDA or regulatory clearance for our products.

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If we obtain marketing authorization from the FDA, a recall of our products, either voluntarily or at the direction of the FDA, or the discovery of serious safety issues with our products that leads to corrective actions, could have a significant adverse impact on us.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Under the FDA’s medical device reporting regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall. Recalls of any of our products would divert managerial and financial resources, have an adverse effect on our reputation, and may impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide that we will need to obtain, new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our ability to market our products in the future.

Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, would require the dedication of our time and capital, distract management from operating our business and may harm our reputation.

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Risks related to our common stock

Our stock price has been volatile and may continue to be volatile and traded on low volumes.

The trading price of our common stock has been, and is likely to continue to be, highly volatile. One factor contributing to volatility in the price of our common stock is the low trading volume currently prevailing in the market for our shares. The market value of your investment in our common stock may rise or fall sharply at any time because of this volatility and also because of significant short positions that may be taken by investors from time to time in our common stock. During the year ended December 31, 2014, the closing sale price for our common stock ranged from $11.29 to $30.56 per share, and during the current year through December 7, 2015, the closing sale price for our common stock has ranged from $15.45 to $30.25. The market prices for securities of medical technology companies like us historically have been highly volatile, and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.

The ownership of our common stock is highly concentrated.

As of December 4, 2015, our directors and executive officers, together with members of their immediate families, as a group, beneficially owned in the aggregate approximately 49.6% of our outstanding capital stock, including 24.5% held by our director, Jack Schuler. As a result, these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change in control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. The concentration of ownership also contributes to the low trading volume and volatility of our common stock.

Future sales of shares of our common stock may depress the price of our shares and be dilutive to our existing stockholders.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales by us or by our existing stockholders of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline. The exercise of any options or warrants, the issuance of our common stock in connection with acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock.

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To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by existing stockholders. In addition, we have a significant number of options and warrants outstanding. If the holders of these options or warrants exercise such securities, you may incur further dilution.

We may require additional capital in the future, and you may incur dilution to your stock holdings.

We have primarily relied upon capital from the sale of our securities to fund our operations, and we expect that we will continue to incur operating losses until we are able to finalize the development of and commercialize the ID/AST System and sell it into the marketplace or license it to a third party. If capital requirements vary materially from those currently forecast by management, we may require additional capital sooner than expected. We may also require additional capital in the future to expand our product offerings, expand our sales and marketing infrastructure, increase our manufacturing capacity, fund our operations, and continue our research and development activities. Our future funding requirements will depend on many factors, including:

•	our ability to obtain marketing authorization from the FDA or clearance from the FDA to market our product candidates;

•	market acceptance of our product candidates, if cleared;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the cost of our research and development activities;

•	the ability of healthcare providers to obtain coverage and adequate reimbursement by third-party payors for procedures using our products;

•	the cost and timing of marketing authorization or regulatory clearances;

•	the cost of goods associated with our product candidates;

•	the effect of competing technological and market developments; and

•	the extent to which we acquire or invest in businesses, products and technologies, including entering into licensing or collaboration arrangements for product candidates, although we currently have no commitments or agreements to complete any such transactions.

If we require additional capital, we may attempt to raise it through a variety of strategies, including the issuance and sale of additional shares of our common stock. Issuances of additional shares of our common stock or preferred stock in the future, whether in connection with a rights offering, follow-on offering or otherwise, would dilute existing stockholders and may adversely affect the market price of our common stock.

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We cannot assure you that we will be able to obtain additional funds on acceptable terms, or at all. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets or delay, reduce the scope of or eliminate some or all of our product development.

If we do not have, or are not able to obtain, sufficient funds, we may be required to delay development or commercialization of the ID/AST System or license to third parties the rights to commercialize our products or technologies that we would otherwise seek to commercialize ourselves. We also may have to reduce marketing, customer support or other resources devoted to our product candidates or cease operations. Any of these factors could harm our operating results.

Negative reports issued by securities analysts, and the election by securities analysts not to cover us, may have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business, and our failure to achieve analyst earnings estimates. It may be difficult for companies such as ours, with smaller market capitalizations, to attract securities analysts that will cover our common stock. The lack of research coverage may adversely affect the market price of our common stock. If one or more of the analysts who elects to cover us downgrades our stock, our stock price may decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn may cause our stock price to decline.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. Any future debt agreements may also preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

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Provisions in our certificate of incorporation and bylaws and Delaware law may delay or prevent acquisition of our Company, which could adversely affect the value of our common stock.

Provisions contained in our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. For example, our board of directors may fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. Stockholders may only take action by written consent if acting unanimously. Special meetings of the stockholders may be called only by the President, a Vice President, our board of directors or the holders of not less than one-tenth of all the shares entitled to vote at the meeting. Additionally, our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Moreover, we are subject the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and we intend that such forward-looking statements be subject to the safe harbors created thereby.

These forward-looking statements, which can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “plan” or “continue,” or variations thereon or comparable terminology, include, without limitation, our projections as to when certain key business milestones may be achieved, including initiation of the trial intended to support marketing authorization by the FDA of the ID/AST System and Blood Culture Assay Kit, the commercial launch of the ID/AST System, the potential of our technology, the growth of the market, our estimates as to the size of our market opportunity and potential pricing, our competitive position and estimates of time reduction to results, our future development plans and growth strategy, including the expansion of our sales force. In addition, all statements other than statements of historical fact that address activities, events, or developments we expect, believe, or anticipate will or may occur in the future, and other such matters, are forward-looking statements.

The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. We discuss many of these risks and uncertainties in greater detail under the section captioned “Risk factors” in this Current Report on Form 8-K. These forward-looking statements are based on certain assumptions, including that we will: retain key management personnel; be successful in the final development of and commercialization of the Accelerate ID/AST System; obtain sufficient capital to complete the final development and required clinical trials of the Accelerate ID/AST System; protect our intellectual property; respond effectively to technological change; and accurately anticipate market demand for our products. These forward-looking statements also assume that there will be no material adverse change in our operations, business and general market and industry conditions. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this Current Report on Form 8-K. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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